NEWS RELEASE	CONTACT:	Scott B. Flaherty
EVP & Chief Financial Officer
sflaherty@willislease.com
561.413.0112

Announcement of Series B Preferred Stock Purchase Agreement

COCONUT CREEK, FL, September 22, 2026 –Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the "Company"), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced that on September 16, 2026, it entered into a $35 million preferred stock purchase agreement with the Development Bank of Japan Inc. (“DBJ”) for 1,750,000 shares of the Company’s 8.09% Series B Preferred Stock.

“We’re delighted to continue to grow our partnership with DBJ, which started nearly 10 years ago, ” said Scott B. Flaherty, Executive Vice President and Chief Financial Officer of WLFC. “It is an exciting period for the Company as we expand our global aviation services platform, including our recently announced plans for a new Willis Engine Repair Center® in Johor, Malaysia. This additional investment from DBJ will support the continued growth of our business globally.”

Today’s announcement builds on the long-term partnership between WLFC and DBJ. In 2024, WLFC entered into a Series A Preferred Stock Purchase Agreement with DBJ, which refinanced and expanded WLFC’s $50 million of aggregate Series A-1 and Series A-2 preferred stock into one $65 million preferred stock series.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools, and asset management services through Willis Mitsui & Co. Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which the forward-looking statement is based, except as required by law.

The Company’s actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and the Company’s ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the Company’s ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to the Company and its customers; the Company’s ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.